Filed Pursuant to Rule 433

Registration Number 333-168333

$1,000,000,000
2.000% Notes Due 2016
International Business Machines Corporation
December 6, 2010
Pricing Term Sheet

Issuer	International Business Machines Corporation
Expected Issuer Ratings	Aa3/A+/A+ (Moody’s/S&P/Fitch)
Format	SEC Registered
Trade Date	December 6, 2010
Settlement Date	December 9, 2010
Size	$1,000,000,000
Maturity	January 5, 2016
Interest Payment Dates	July 5 and January 5
First Payment Date	July 5, 2011
Benchmark Treasury	1.375% due November 30, 2015
Benchmark Treasury Yield	1.517%
Spread to Benchmark Treasury	T + 55 bps
Yield to Maturity	2.067%
Coupon	2.000%
Make-Whole Call	T + 15 bps
Price to Public	99.678%
Underwriting Discount	0.25%
Price to Issuer	99.428%
Day Count	30/360
Minimum Denomination	$100,000 and multiples of $1,000
Bookrunners	Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated
Co-Managers	CastleOak Securities, L.P. HSBC Securities (USA) Inc. Lebenthal & Co., LLC Mizuho Securities USA Inc.
CUSIP	459200 GU9
ISIN/Common Code	US459200GU95

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 800-221-1037, Deutsche Bank Securities Inc. toll free at 800-503-4611, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 800-294-1322, or Morgan Stanley & Co. Incorporated toll free at 866-718-1649.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on December 6, 2010 relating to its Prospectus dated July 27, 2010.